IZEA Names New Chief Operating Officer, Expands Sales Team
Company promotes Ryan Schram to COO, joins Board of Directors

Orlando, Fla. (November 1, 2012) - IZEA, Inc. (IZEA:OTCQB), the world leader in social media sponsorship, announced today that it has created the role of Chief Operating Officer (COO) to further its commitment to business execution. The company has appointed Ryan Schram to this position.

As COO, Schram will assume responsibility for improving IZEA's existing operations from a best-practices perspective as well as oversee the company's client development, marketing communications, and publisher ecosystem organizations. He will remain active in IZEA's corporate business development growth strategy and will report to Founder and Chief Executive Officer, Edward (“Ted”) Murphy.

With the announcement, Mr. Schram also joins IZEA's Board of Directors alongside Chairman Ted Murphy and independent directors Ed Sim, Dan Rua, and Brian Brady. IZEA Chief Financial Officer, Donna Mackenzie, is stepping-down from the Board in accordance with corporate governance best practices.

Schram has over 15 years of diverse experience in the interactive marketing industry. Prior to joining IZEA in September 2011 as Chief Marketing Officer, he was Group Vice President at ePrize, a prominent digital engagement agency, which was acquired by private equity firm Catteron Partners in August of 2012.

Previous to ePrize, Schram held a variety of positions of increasing responsibility at CBS/Westwood One and Clear Channel Interactive. His work has been regularly featured in the Wall Street Journal, Fast Company, Entrepreneur, AdAge, PROMO and AdWeek.

"Ryan has been invaluable in our efforts to expand and grow IZEA. This new position allows him to focus more of his time on defining the company's larger strategic operations, as well as developing new revenue and partnership opportunities," said Mr. Murphy. "As the company continues to mature in size and global reach, Ryan will be instrumental in ensuring that IZEA has strategies and best practices in place to capitalize on the many opportunities that lie ahead."

In addition to the promotion of Schram, IZEA also announced the addition of team members in its sales and marketing organization.

Kelsey Hendrickson, Kira Baldwin, and Andy Hazelrigg have been hired as Account Directors within IZEA's inside sales team and will be based at the company's downtown Orlando headquarters. The new team members will be focused on growing revenue from new and existing clients across the United States. Each has significant prior experience in digital advertising and media, having worked for companies such as Discovery Networks, Digitas, and Fry Hammond Barr previous to joining Team IZEA.

Leading IZEA's campaign fulfillment group will be David Ulrich, who was promoted from Associate to Manager. A graduate of the University of Central Florida, David has been with the company since October 2011 and previous to IZEA worked at Clear Channel Radio.

About IZEA
IZEA, Inc. is a pioneer of social media sponsorship, operating influencer marketplaces including Staree, Sponsored Tweets and SocialSpark. IZEA connects advertisers with social media publishers, helping them monetize their social media presence. The company has completed over three million social media sponsorships for customers ranging from small local businesses to Fortune 50 organizations. For more information about IZEA, visit www.izea.com.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based largely on IZEA's expectations and are subject to a number of risks and uncertainties, certain of which are beyond IZEA's control. Actual results could differ materially from these forward-looking statements as a result of, among other factors, competitive conditions in the social media sponsorship segment in which IZEA operates, failure to popularize one or more of the marketplace platforms of IZEA and general economic conditions that are less favorable than expected.  In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this respect will in fact occur. Please read the full statement and disclosures here: http://izea.com/safe-harbor-statement/.

Investor Contact
Ted Murphy
ted@izea.com
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